Exhibit 8.1

2001 ROSS AVENUE DALLAS, TEXAS 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

February 3, 2014

Crosstex Energy, Inc.
2501 Cedar Springs Rd.

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to Crosstex Energy, Inc., a Delaware corporation (“Crosstex”), in connection with the Agreement and Plan of Merger, dated as of October 21, 2013 (the “Merger Agreement”), among Crosstex, Devon Energy Corporation (“Devon”), Acacia Natural Gas Corp I, Inc., a wholly owned subsidiary of Devon (“New Acacia”), EnLink Midstream, LLC (formerly known as New Public Rangers, L.L.C.), a wholly owned subsidiary of Devon (“EnLink Midstream”), and certain other wholly owned subsidiaries of Devon, pursuant to which, among other things, a wholly owned subsidiary of EnLink Midstream will merge with and into Crosstex (the “Crosstex merger”), and another wholly owned subsidiary of EnLink Midstream will merge with and into New Acacia (the “Devon merger” and, together with the Crosstex merger, the “mergers”), with Crosstex and New Acacia surviving as wholly owned subsidiaries of EnLink Midstream, as more fully described in the registration statement on Form S-4 (the “Registration Statement”), which includes the proxy statement/prospectus related to the Crosstex merger, filed by EnLink Midstream with the Securities and Exchange Commission (the “Commission”).

For purposes of the opinion set forth below, we have relied, with the consent of each of Crosstex, EnLink Midstream and Devon, upon the accuracy and completeness of the factual statements and representations that are contained in the Merger Agreement, the Registration Statement, including the proxy statement/prospectus that forms a part of the Registration Statement, certificates of officers of Crosstex, EnLink Midstream and Devon containing certain factual representations, and such other records, documents, and information as in our judgment are necessary or appropriate to enable us to provide such opinion. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing, and we have assumed that (i) such factual statements and representations are accurate and complete as of the date hereof and will be accurate and complete as of the effective time of the mergers, (ii) the factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification, (iii) the mergers will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and described in the Registration Statement, without the waiver of any material condition, and (iv) the mergers will be effective under applicable state law.

Subject to the assumptions, qualifications and limitations set forth herein and in the Registration Statement, we hereby confirm that the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Mergers,” as such discussion relates to holders of Crosstex common stock, is our opinion insofar as such discussion relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters.  No opinion is expressed on any matters other than those specifically covered by this opinion.

This opinion is expressed as of the date hereof and is based on provisions of the Internal Revenue Code of 1986, Treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, in each case as in effect as of the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts or in circumstances surrounding the mergers, or any inaccuracy in the statements, facts, assumptions, and representations upon which we have relied, may affect the validity of our opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or may come to our attention. In addition, our opinion is based on the assumption that the matters will be properly presented to the applicable court. Further, our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

We consent to the filing of this letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the headings “Material U.S. Federal Income Tax Consequences of the Mergers” and “Legal Matters” in the Registration Statement. By giving this consent, we do not admit that we are (1) experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or (2) within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Commission thereunder.

Sincerely,

/s/ BAKER BOTTS L.L.P.